Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement (this “Agreement”) is entered into as of August 8, 2013 by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Buyer”), and MidCoast Community Bancorp, Inc., a Pennsylvania corporation (“Seller”).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Agreement and Plan of Merger, dated as of March 27, 2013 (the “Merger Agreement”), and that certain Letter Agreement, dated as of January 23, 2013, pursuant to which the parties agreed to certain restrictive covenants (the “Confidentiality Agreement”); and

WHEREAS, Section 11.1.1 of the Merger Agreement provides that the Merger Agreement may be terminated at any time by the mutual written agreement of Buyer and Seller; and

WHEREAS, the parties have decided to terminate the Merger Agreement and enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Termination of Merger Agreement. Effective immediately, Buyer and Seller hereby terminate the Merger Agreement pursuant to Section 11.1.1 thereof.  Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

2. Effect of Termination; Mutual Discharge and Waiver.

(a) Except as expressly provided in this Agreement, including Section 3 hereto, upon the execution of this Agreement by Buyer and Seller, the Merger Agreement shall be void and of no further effect, and there shall be no liability under the Merger Agreement on the part of Buyer, Seller, or any of their respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial advisors, legal advisors, or other representatives, and all rights and obligations of Buyer and Seller thereunder shall cease.

(b) Each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors, and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby releases the other party hereto and each of its respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors, and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any federal, state, local or foreign law or otherwise (“Claims”), arising out of, relating to, or in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, any Claim arising out of any breach or alleged breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.

3. Confidentiality Agreement. Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except that the clause set forth in Section 5 that reads “for a period of 12 months commencing on the date hereof” is hereby amended to read “for the period beginning on the date hereof and ending on December 31, 2015.”   Additionally, for purposes of clarification, Seller hereby acknowledges and agrees that it has consented to Buyer’s hiring of Donald A. Bryom, Jr., who was a residential mortgage originator of Seller, and hereby releases Buyer and its respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial advisors, legal advisors and other representatives, and the successors and assigns of each of them, from any and all Claims that Seller has, has had or may have in the future arising out of, relating to, or in connection with Buyer’s hiring of Donald A. Bryom, Jr.

4.  Non-Solicitation.  For the period beginning on the date hereof and ending on December 31, 2015, Buyer acknowledges and agrees that it will not directly solicit or call on, on its own behalf or on behalf of any of its Subsidiaries, any Person who, to Buyer’s knowledge as of the date hereof, is a customer of Seller or any of its Subsidiaries as of the date hereof, for the purpose of extending credit to such Person.  Notwithstanding the foregoing, nothing herein shall prohibit Buyer from engaging in business with any Person who is a customer of Seller or its Subsidiaries as of the date hereof if (i) such Person independently initiates contact with Buyer without Buyer having solicited such Person in any manner, (ii) such Person initiates contact with Buyer in response to a general solicitation or advertisement for business placed by Buyer that is not specifically directed to such Person, or (iii) such Person is an existing customer of Buyer or any of its Subsidiaries, other than a Person who is a joint customer of both Buyer and Seller as of the date hereof in connection with a loan participation.

5. Public Announcement. Seller acknowledges and agrees that Buyer may publicly announce the mutual termination of the Merger Agreement and file this Agreement with the Securities and Exchange Commission promptly after the execution hereof, provided that such public comment is approved in advance by Seller or its counsel.

6. Governing Law. This Agreement shall be governed by the laws of Pennsylvania, without giving effect to its principles of conflicts of laws.

7. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8. Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Buyer

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name: Francis J. Leto
Title: Vice President and General Counsel

Seller

MIDCOAST COMMUNITY BANCORP, INC.

By:	/s/ L. Peter Temple
Name: L. Peter Temple
Title: Chairman of the Board